UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Shore Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

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18 East Dover Street, Easton, Maryland 21601

410-763-7800/Fax 410-820-4238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of SHORE BANCSHARES, INC.

Notice is hereby given that the Annual Meeting of Stockholders of Shore Bancshares, Inc. (the “Company”) will be held at the Avalon Theatre, 42 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 24, 2013, for the following purposes:

1.	To elect the three director nominees named in the attached Proxy Statement and form of Proxy to the Board of Directors.

2.	To ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm for fiscal year 2013.

3.	To adopt a non-binding advisory resolution approving the compensation of the Company’s named executive officers.

4.	To transact any other business that may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 11, 2013 will be entitled to notice of and to vote at the meeting. This Proxy Statement is accompanied by the Company’s Annual Report to Stockholders for the year ended December 31, 2012.

All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to sign, date and mail promptly the enclosed proxy in the envelope provided for that purpose. Whether you own a few or many shares, your proxy is important in fulfilling this requirement. To assist us with planning the meeting, please mark the appropriate box on your proxy card as to whether you plan to attend the meeting in person. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors,

W. Moorhead Vermilye

Chief Executive Officer

March 20, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on April 24, 2013:

The attached Proxy Statement and form of Proxy, as well as Shore Bancshares, Inc.’s Annual Report to Stockholders

(including its Annual Report on Form 10-K), are available at www.shbi.com under the “Documents” link.

Information on this website, other than the Proxy Statement, is not a part of the enclosed Proxy Statement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

18 East Dover Street, Easton, Maryland 21601

410-763-7800/Fax 410-820-4238

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to the stockholders of Shore Bancshares, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2013 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held on Wednesday, April 24, 2013, at 11:00 a.m., local time, at the Avalon Theatre, 42 East Dover Street, Easton, Maryland 21601, and at any adjournments thereof. The expense of preparing, printing, and mailing the proxies and solicitation materials will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person, by telephone or by electronic means, and may arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the expense of the Company. The approximate date on which this Proxy Statement and attached form of Proxy are being mailed to stockholders is March 20, 2013.

PURPOSES OF THE MEETING

At the Annual Meeting, stockholders will be asked to (i) vote on the election of three director nominees named in this Proxy Statement to the Board of Directors (Proposal 1), (ii) ratify the Audit Committee’s appointment of Stegman & Company to serve as the Company’s independent registered public accounting firm for fiscal year 2013 (Proposal 2), (iii) adopt a non-binding advisory resolution approving the compensation of the Company’s “named executive officers” (as defined below in the section entitled “EXECUTIVE COMPENSATION”), also known as the “Say-on-Pay” vote (Proposal 3), and (iv) consider such other business as may properly come before the Annual Meeting (Proposal 4).

RECORD DATE; OUTSTANDING SHARES; VOTING RIGHTS; QUORUM AND REQUIRED VOTE

Holders of record at the close of business on March 11, 2013 (the “Record Date”) of outstanding shares of the Company’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the meeting. As of the Record Date, the number of shares of outstanding Common Stock entitled to vote is 8,457,359 shares. Each share is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. Directors are elected by a plurality of all votes cast at the Annual Meeting, so the withholding of a vote, an abstention and a broker non-vote will have no impact on the outcome of the vote on Proposal 1, as described in this Proxy Statement, but all of the foregoing will be counted for purposes of determining whether a quorum is present for the transaction of business. The ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm, as described in Proposal 2, and the approval of the advisory Say-on-Pay vote, as described in Proposal 3, will be decided by a majority of all votes cast on those matters. Accordingly, abstentions and broker non-votes with respect to Proposal 2 and Proposal 3 will be counted for purposes of determining the presence of a quorum but will have no impact on the outcome of the votes on those proposals. Except in cases of certain extraordinary matters for which the Company’s governing instruments or applicable law require a different proportion, the affirmative vote of a majority of all shares of Common Stock voted at the Annual Meeting is sufficient to approve any motion that comes before the meeting pursuant to Proposal 4, as described in this Proxy Statement. Accordingly, abstentions and broker non-votes with respect to any motion that comes before the meeting pursuant to Proposal 4 (other than certain extraordinary matters as discussed above) will be counted for purposes of determining the presence of a quorum but will have no impact on the outcome of the vote on such motion.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy. If no direction is given, the proxy will be voted FOR ALL NOMINEES named in Proposal 1, FOR the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm, as described in Proposal 2, FOR the adoption of the resolution approving the compensation of the named executive officers, as described in Proposal 3, and in the discretion of the proxies as to any other matter that may properly come before the meeting pursuant to Proposal 4.

Please note that if you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of Common Stock (a “broker non-vote”) unless you provide voting instructions to your broker, bank or other nominee. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee when it sends this proxy statement to you. You may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person at your annual meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or nominee.

A stockholder may revoke the proxy at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to W. Moorhead Vermilye, Chief Executive Officer of the Company, at the Company’s address listed above or at the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of March 1, 2013 relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of the Company’s directors, director nominees, and named executive officers; and (iii) all directors and executive officers of the Company as a group; and includes all shares of Common Stock that may be acquired within 60 days of March 1, 2013. The address of each of the persons named below is the address of the Company except as otherwise indicated.

Name	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned
Directors, Nominees and Named Executive Officers
Herbert L. Andrew, III	92,682	(1)	1.1%
Blenda W. Armistead	11,513	(2)	*
David J. Bates	-		-
Lloyd L. Beatty, Jr.	35,515	(3)	*
William W. Duncan, Jr.	41,307	(4)	*
James A. Judge	6,409	(5)	*
Susan E. Leaverton	25,674	(6)	*
Neil R. LeCompte	3,374		*
Frank E. Mason, III	2,630		*
George S. Rapp	-		-
Christopher F. Spurry	18,450	(7)	*
F. Winfield Trice, Jr.	10,872		*
W. Moorhead Vermilye	170,558	(8)	2.0%
John H. Wilson	3,033	(9)	*
All Directors, Nominees and Executive Officers as a Group (14 Persons)	422,017		5.0%
5% Stockholders
Nicholas F. Brady PO Box 1410 Easton, MD 21601	516,034	(10)	6.1%

Total	938,051		11.1%

*	Amount constitutes less than 1%.

Notes:

(1)	Includes 86,905 shares held as tenants in common by Herbert L. Andrew, III and Della M. Andrew.
(2)	Includes 1,305 shares held individually by Bruce C. Armistead; 2,532 shares held by Bruce C. Armistead under an Individual Retirement Account arrangement; and 2,545 shares held by Bruce C. Armistead, as custodian for a minor child.
(3)	Includes 16,000 shares held jointly with Nancy W. Beatty; and 855 shares held individually by Nancy W. Beatty.
(4)	Includes 1,500 shares held with Diana L. Duncan.
(5)	Includes 5,740 shares held individually by Margaret B. Judge.
(6)	Includes 300 shares held by Susan E. Leaverton, as custodian for two minor children; and 3,607 shares held by Keith R. Leaverton under an Individual Retirement Account arrangement.
(7)	Includes 8,152 shares held jointly with Beverly B. Spurry; 300 shares held by Beverly B. Spurry under a SEP arrangement; 447 shares held by Beverly B. Spurry under an Individual Retirement Account arrangement; and 300 shares held individually by Beverly B. Spurry.
(8)	Includes 2,958 shares held individually by Sarah W. Vermilye.
(9)	Includes 3,033 shares held jointly with Deidre K. Wilson.
(10)	Includes 6,000 shares held by a limited liability company of which Nicholas Brady is managing member, 18,806 shares owned by a foundation of which Nicholas Brady and his spouse are trustees, 9,300 shares owned by Nicholas Brady’s spouse, and 8,550 shares owned by two trusts of which Nicholas Brady’s spouse serves as trustee.

ELECTION OF DIRECTORS (Proposal 1)

The number of directors constituting the Board of Directors is currently set at 12. The Company’s Amended and Restated Articles of Incorporation, as supplemented (the “Charter”), divides directors into three classes, as nearly equal in number as possible, with respect to the times for which the directors may hold office. Directors are elected to three-year terms, and one class of directors expires each year. The terms of directors of Class I expire this year, the terms of directors of Class II expire in 2014, and the terms of directors of Class III expire in 2015. In all cases, directors are elected until their successors are duly elected and qualify.

At this year’s Annual Meeting, stockholders will be asked to vote on the election of the three director nominees named below. Three of the incumbent Class I Directors are standing for reelection. Mr. Duncan, who currently serves as a Class I Director, is not standing for reelection at the 2013 Annual Meeting, so the number of directors will be reduced to 11 following the Annual Meeting. Each of the director nominees was nominated by the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”). Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”.

Class I Director Nominees (Terms to expire in 2016)
Name	Age
Frank E. Mason, III	50
Christopher F. Spurry	65
John H. Wilson	67

The Board of Directors Recommends that you vote FOR ALL NOMINEES named above.

CONTINUING DIRECTORS

The following tables identify each director of the Company whose term does not expire in 2013. Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”.

Class II Directors (Terms expire in 2014)
Name	Age
Herbert L. Andrew, III	76
Blenda W. Armistead	61
Neil R. LeCompte	72
F. Winfield Trice, Jr.	58

Class III Directors (Terms expire in 2015)
Name	Age
David J. Bates	66
Lloyd L. Beatty, Jr.	60
James A. Judge	54
W. Moorhead Vermilye	72

QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS

In addition to bringing extensive knowledge of the communities served by the Company through their involvement with their communities, as business partners and volunteers, the Nominating Committee believes that all director nominees and continuing directors possess a diverse balance of skills, business experience and expertise necessary to provide leadership to the Company. The following discussion sets forth the specific experience, qualifications, other attributes and skills of each director nominee and continuing director that led the Nominating Committee to determine that such person should serve on the Board of Directors.

Herbert L. Andrew, III is a farmer who has served as a director of the Company since December 2000 and is currently a member of the Executive, Compensation and Asset Liability Committees. Mr. Andrew has been a director of The Talbot Bank of Easton, Maryland, a wholly-owned subsidiary of the Company (“Talbot Bank”), since 1977. In addition to being a successful business owner and investor, Mr. Andrew was elected and served as a Councilman for Talbot County, Maryland for 16 years. In nominating Mr. Andrew, the Nominating Committee considered as important factors his banking experience, his success as a self-employed businessman, and that he is deeply invested in and provides various community services to Talbot County, which is a key market for the Company. In addition, the Nominating Committee considered the fact that Mr. Andrew is experienced in financial statement analysis as well as in matters of corporate governance.

Blenda W. Armistead is a self-employed investor. She has served as a director of the Company since January 2002 and is currently the Chair of the Nominating Committee and also serves on the Planning and Audit Committees. Ms. Armistead has been a director of the Talbot Bank since 1992. Ms. Armistead served as the County Manager and Finance Officer of Talbot County, Maryland from 1982 to 1999 and has served on the boards of numerous community-based organizations within Talbot County and the Mid-Shore. In nominating Ms. Armistead, the Nominating Committee considered as important factors her banking experience, her managerial, governance and financial expertise relating to her career in local government, and her familiarity with and involvement in one of the Company’s key market areas.

David J. Bates is a self-employed investor who has served as a director of the Company since April 2012. Mr. Bates serves on the Planning, Nominating and Asset Liability Committees. Mr. Bates has a Master’s Degree in economics and an MBA in finance and was employed by the World Bank Group headquartered in Washington, DC for 20 years. During that time he served 10 years as a specialist in project loan finance at International Finance Corporation, World Bank Group’s private sector affiliate. In nominating Mr. Bates, the Nominating Committee considered Mr. Bates’ experience in banking and finance as well as his experience in corporate governance matters gained through service on a number of private corporate and nonprofit boards.

Lloyd L. Beatty, Jr. has served as a director of the Company since December 2000 and currently serves on the Executive and Planning Committees. Mr. Beatty has been a director of Talbot Bank since 1992. Mr. Beatty currently serves as the President and Chief Operating Officer of the Company (the “COO”), a position he has held since January 1, 2011, and he previously served as Executive Vice President and COO since August 2007. Prior to that and since October 2004, Mr. Beatty has been employed by the Company in various executive level operating officer capacities. Prior to joining the Company, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP, a global private equity firm, and President of Darby Advisors, Inc., a privately held family investment business, from 1998 to 2005. Mr. Beatty was also a practicing certified public accountant for 25 years and a principal in the accounting firm Beatty, Satchell & Company from 1977 to 1998. The Nominating Committee considered as important factors Mr. Beatty’s extensive financial knowledge and operational experience, as well as his familiarity with an important market area in which the Company competes, his experience with Talbot Bank, whose operations comprise a significant portion of the Company’s operations, and his experience in advising companies on financial and tax matters, merger and acquisition transactions, and insurance operations.

James A. Judge has served as a director of the Company since April 2009 and is currently the Chair of the Asset Liability Committee and a member of the Audit and Compensation Committees. Mr. Judge has been a director of CNB, a wholly-owned bank subsidiary of the Company, since 2005. Mr. Judge is a certified public accountant and partner in Anthony, Judge & Ware, LLC, an accounting and tax services company located in Chestertown, Maryland. In nominating Mr. Judge, the Nominating Committee considered as important factors Mr. Judge’s qualifications as a certified public accountant, his expertise in the preparation and examination of financial statements, his familiarity with the banking business, and his experience in owning and operating his own business.

Neil R. LeCompte has served as a director of the Company since May 1996 and is currently the Chair of the Audit Committee and a member of the Executive and Planning Committees. Mr. LeCompte has been a director of CNB since 1995. Mr. LeCompte is a certified public accountant and accredited Personal Financial Specialist in the Accounting Office of Neil R. LeCompte, an accounting and tax services company located in Centreville, Maryland. Mr. LeCompte also has previous experience as a chief financial officer of a bank in his early career and has been engaged in the practice of public accounting since 1988. In nominating Mr. LeCompte, the Nominating Committee considered as important factors Mr. LeCompte’s qualifications as a certified public accountant, his experience in the preparation and examination of financial statements, his familiarity with the banking business, and involvement in one of the Company’s key market areas, and his experience in the financial needs of typical customers of our banks and insurance entities.

Frank E. Mason, III has served as a director of the Company since April 2011 and is currently a member of the Executive, Audit and Nominating Committees. Mr. Mason is the President and Chief Executive Officer of JASCO Incorporated, a manufacturer and distributor of analytical instrumentation for the scientific research community, a position he has held since 2004. JASCO Incorporated, which is a subsidiary of JASCO Corporation located in Tokyo Japan, operates throughout North and South America. Prior to becoming President and Chief Executive Officer, Mr. Mason served as JASCO Incorporated’s Chief Operations Officer from 1996 to 2004 and as its Sales Director for North America from 1987 to 1995. Mr. Mason is also a principal and director of The Mason Company, a restaurant, gourmet shop and catering business located in Easton, Maryland. In nominating Mr. Mason, the Nominating Committee considered as important factors Mr. Mason’s experience in leading a large corporation, his financial and operational knowledge as well as his familiarity with one of the Company’s important market areas.

Christopher F. Spurry has served as a director of the Company since 2004 and as Chairman of the Board since 2006. He has served as a director of the Talbot Bank since 1995, and he served as a director of The Felton Bank, a wholly-owned bank subsidiary of the Company that merged into CNB on January 1, 2011 (“Felton Bank”), between September 2009 and December 31, 2010. He currently serves as Chair of both the Compensation Committee and the Executive Committee. Mr. Spurry is the owner and President of Spurry & Associates, Inc., a manufacturer’s representative firm that has represented manufacturing companies in the commercial/institutional foodservice equipment industry in the Mid-Atlantic region for over 25 years. His firm provides sales, marketing, applications engineering, and project management services. In 1985, Mr. Spurry founded Charter Distributing, Inc., which he sold in 1996 after 11 profitable years. Over the past 15 years, Mr. Spurry successfully completed seven real estate investment, redevelopment, or subdivision projects as managing member, investor, or owner. In nominating Mr. Spurry, the Nominating Committee considered as important factors his executive and business experience, his real estate experience, and his 15-year experience on a bank board, which the Nominating Committee believes combine to yield valuable insight in the areas of management, communication, best practices, appreciation of risk, and strategic planning.

F. Winfield Trice, Jr. has been a director of the Company since August 2007 and is currently a member of the Asset Liability Committee. Mr. Trice has served as a director and President and Chief Executive Officer of CNB since June 2007, and he served as a director of Felton Bank between September 2009 and December 31, 2010. From 1997 until joining CNB, Mr. Trice served as the Executive Vice President and Senior Loan Officer at Mercantile Peninsula Bank, and in various lending and administrative positions with Allfirst Financial, Inc. from 1977 until 1997. In nominating Mr. Trice, the Nominating Committee considered as important factors Mr. Trice’s extensive banking experience and responsibility in leading CNB, one of the Company’s significant bank subsidiaries.

W. Moorhead Vermilye has been a director of the Company since December 2000 and is currently a member of the Executive and Asset Liability Committees. Mr. Vermilye has been a director of Talbot Bank since 1977, and he served as a director of Felton Bank between April 2004 and December 31, 2010. Mr. Vermilye is the Chief Executive Officer of the Company (the “CEO”), a position he has held since December 2000. From December 2000 until January 2011, Mr. Vermilye also served as President of the Company. From 1988 until July 2006, Mr. Vermilye served as the President and Chief Executive Officer of Talbot Bank. From 1970 to 1988, Mr. Vermilye was a Principal in Bartlett, Griffin & Vermilye Insurance Agency located in Easton, Maryland. Mr. Vermilye has served on the boards of numerous community-based organizations within Talbot County and the Mid-Shore during his career. In nominating Mr. Vermilye, the Nominating Committee considered as important factors Mr. Vermilye’s experience in banking and insurance, his familiarity with and involvement in one of the Company’s key market areas, and his understanding of and experience with the business and financial needs of the Company’s typical customer.

John H. Wilson has served as a director of the Company since April 2009 and is currently the Chair of the Planning Committee and a member of the Compensation and Nominating Committees. Mr. Wilson also serves as a director of The Avon-Dixon Agency, LLC, a wholly-owned insurance producer subsidiary of the Company (“Avon-Dixon”). Since 2006, Mr. Wilson has served as the President and Chief Executive Officer of Coastal South of Maryland, Inc., a land development and real estate consulting company. Mr. Wilson is also the owner/operator of the Chesapeake Bay Beach Club, a private events facility, and managing member of the Tidewater Inn, LLC, a hotel, and he heads up the Urban Land Institute, Delmarva Committee. In nominating Mr. Wilson, the Nominating Committee considered as important factors Mr. Wilson’s experience in the insurance industry, his experience in real estate development and operating businesses similar to typical customers of the Company, and his familiarity with and involvement in one of the Company’s key market areas.

CORPORATE GOVERNANCE MATTERS

Board Committees

The Company’s Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee, and a Personnel and Compensation Committee (the “Compensation Committee”), each of which is described below. The Board also has a Strategic Planning Committee and an Asset Liability Committee.

The Company’s Executive Committee consists of Christopher F. Spurry, Chair, Herbert L. Andrew, III, Lloyd L. Beatty, Jr., Neil R. LeCompte, Frank E. Mason, III, and W. Moorhead Vermilye. The Executive Committee has the authority to exercise the powers of the Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board of Directors of the Company. The Executive Committee did not meet in 2012.

The Company’s Audit Committee is established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of Neil R. LeCompte, Chair, James A. Judge, Blenda W. Armistead and Frank E. Mason, III. The Board has determined that Mr. LeCompte qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (“SEC”) in Item 407 of Regulation S-K. The Audit Committee assists the Board in monitoring the integrity of the financial statements, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements, and it oversees the qualification, hiring, performance, compensation, and independence of the Company’s independent registered public accounting firm, including whether satisfactory accounting procedures are being followed. During 2012, the Audit Committee held seven meetings. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website, www.shbi.com, under the “Governance Documents” link.

The Company’s Compensation Committee is responsible for reviewing and recommending director and executive compensation to the full Board, recommending executive promotions to the full Board, and administering and making grants under the Company’s various compensation plans. The Compensation Committee determines executive compensation pursuant to the principles discussed in the section below entitled “Overview of Compensation Philosophy and Objectives” and determines director compensation by periodically reviewing the compensation practice of peer group institutions. The members of the Compensation Committee are Christopher F. Spurry, Chair, Herbert L. Andrew, III, James A. Judge and John H. Wilson. The Compensation Committee held two meetings in 2012. The Compensation Committee has a written charter, a copy of which is available on the Company’s website, www.shbi.com, under the “Governance Documents” link.

The Company’s Nominating Committee consists of Blenda W. Armistead, Chair, David J. Bates, Frank E. Mason, III and John H. Wilson, and is responsible for identifying qualified individuals for nomination to the Board of Directors, considering candidates for nomination proposed by stockholders, recommending director nominees to the Board (see discussion below under the heading “Director Recommendations and Nominations” in the section entitled “CORPORATE GOVERNANCE MATTERS”), recommending directors for each Board committee, and making recommendations to the Board with respect to corporate governance guidelines. William E. Sylvester, Jr., who served as a director from April 25, 2012 until November 6, 2012, served on the committee from May 2012 until August 2012. During 2012, the Nominating Committee held 10 meetings. The Nominating Committee has adopted a written charter, a copy of which is available on the Company’s website, www.shbi.com, under the “Governance Documents” link.

Director Independence

Pursuant to Rule 5605(b)(1) of The NASDAQ Stock Market Rules (the “NASDAQ Rules”), a majority of the Company’s directors must be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2). The Company’s Board of Directors has determined that each of Herbert L. Andrew, III, Blenda W. Armistead, David J. Bates, James A Judge, Neil R. LeCompte, Frank E. Mason, III, Christopher F. Spurry and John H. Wilson is an “independent director”, and these independent directors constitute a majority of the Company’s Board of Directors. Each member of the Compensation Committee and of the Nominating Committee is an “independent director” as defined by NASDAQ Rule 5605(a)(2), and each member of the Audit Committee meets the independence standards of NASDAQ Rule 5605(c)(2)(A). Mr. Sylvester satisfied the independence standards of NASDAQ Rule 5605(a)(2) during his term of service, as did Jerry F. Pierson, who served as a director until April 25, 2012. In addition to those relationships and transactions described below under the heading, “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”, the Board considered Mr. Andrew’s provision of construction loan monitoring services to Talbot Bank in determining director independence.

Board Leadership Structure and Risk Oversight Role

The position of Chairman of the Board of Directors and the position of CEO are not held by the same person. The Board’s philosophy is and has been to fill the position of Chairman with an independent director. The foregoing structure is not mandated by any provision of law or of the Company’s Charter or Amended and Restated By-Laws, as amended (the “By-Laws”), but the Board of Directors believes that this structure provides the best balance of authority between management and the Board.

The duties of the Chairman include: (i) acting as a liaison and channel for communication between the independent directors and the Chief Executive Officer; (ii) providing leadership to ensure the Board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of information from executive management to the independent directors; (iv) being available to consult with the Chief Executive Officer and other directors on corporate governance practices and policies; (v) coordinating the assessment of Board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vi) together with the chairperson of the Nominating Committee, interviewing all Board candidates and making recommendations concerning such candidates; (vii) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer; (viii) ensuring appropriate segregation of duties between board members and management; (ix) suggesting agenda items for Board meetings; and (x) together with the Chair of the Compensation Committee, communicating the Board’s evaluation of the performance of the Chief Executive Officer.

The Board of Directors of the Company is actively involved in the Company’s risk oversight activities through the work of its various committees and through the work of the boards of directors and committees of the Company’s subsidiaries, a number of which have Company directors as members. In addition to meeting in committee, the independent directors of the Company meet in executive session after each regular Board meeting to allow for open discussion without the presence of Company management.

The Nominating Committee, which is also charged with overseeing corporate governance matters, performs an annual assessment of the effectiveness of the Board and its committees in carrying out their respective duties.

In addition to the foregoing, the Company has adopted a Code of Ethics that applies to all of its directors, officers, and employees, including its principal executive officer, principal financial officer, principal accounting officer, or controller, and persons performing similar functions.

Board Meeting Attendance

The Board of Directors held eleven meetings in 2012. During 2012, no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which that person served as a director) and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

Director Recommendations and Nominations

The Nominating Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations should be submitted in writing to: Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn: W. David Morse, Secretary; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s Common Stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a stockholder or chosen independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee does not have a formal policy pursuant to which it considers specific diversity criteria when selecting nominees, such as education, professional experience, skills, race or gender. Rather, the Nominating Committee’s goal in selecting nominees is to identify persons who have business and other ties to the communities and industries served by the Company, and who have skills, education and other attributes that will meet the needs of the Board at that time and, generally, that are complimentary to the skills and attributes possessed by existing directors. When searching for and appointing directors to fill a particular committee position, the Nominating Committee searches for persons who will meet the independence standards required for those committees and who possess skills and attributes that will allow the committee to be effective. The Nominating Committee also strives to select individuals who it believes will work well with the other directors at the highest level of integrity and effectiveness.

A candidate, whether recommended by a Company stockholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Nominating Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors. A stockholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of the Company’s By-Laws, which provides that directors may be nominated by stockholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting. Additional time constraints are applicable in the cases of a change in stockholder meeting date or a special meeting called for the purpose of electing directors. As provided in the By-Laws, the notice of nomination must specify: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying stockholder; (e) the number of shares of capital stock of the Company owned by the notifying stockholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying stockholder; (h) a representation that such notifying stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Company’s Board of Directors by contacting W. David Morse, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 763-7800. All communications will be forwarded directly to the Chairman of the Board for consideration.

The Company believes that the Annual Meeting is an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each Annual Meeting. If you would like an opportunity to discuss issues directly with our directors, please consider attending this year’s Annual Meeting. At the 2012 Annual Meeting, all directors (who were serving as such) were in attendance.

DIRECTOR COMPENSATION

Directors of the Company who are not also employees of the Company or any of its bank subsidiaries (i.e., Talbot Bank or CNB), referred to as “outside directors”, receive fees for attending regular, special and committee meetings of the Board of Directors, as well as annual retainers. Outside Directors of the Company who also serve on the boards of directors of Talbot Bank and CNB also receive fees for attending meetings of those boards and their committees, as well as retainers. These fee and other compensatory arrangements are discussed in detail below.

The following table provides information about the compensation paid to or earned by the Company’s directors during 2012 who are not named executive officers. Information regarding compensation paid to or earned by directors who are also named executive officers is presented in the Summary Compensation Table that appears below in the section entitled “EXECUTIVE COMPENSATION”.

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)		Stock awards ($) (4)	Option awards ($) (4)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($) (5)-(7)	Total ($)
Mr. Andrew	28,700	(1)	-	-	-	-	6,760	35,460
Ms. Armistead	31,000	(1)	-	-	-	-	102	31,102
Mr. Bates	7,233		-	-	-	-	-	7,233
Mr. Judge	26,800	(2)	-	-	-	-	-	26,800
Mr. LeCompte	26,700	(2)	-	-	-	-	-	26,700
Mr. Mason	16,500		-	-	-	-	-	16,500
Mr. Pierson (8)	15,567	(2)	-	-	-	-	1,931	17,498
Mr. Spurry	32,000	(1)	-	-	-	-	102	32,102
Mr. Sylvester (9)	23,000		-	-	-	-	-	23,000
Mr. Wilson	15,300	(3)	-	-	-	-	-	15,300

Notes:

(1)	Includes amounts earned for serving on the Boards of the Company and Talbot Bank.
(2)	Includes amounts earned for serving on the Boards of the Company and CNB.
(3)	Includes amounts earned for serving on the Boards of the Company and Avon-Dixon.

(4)	The amounts reflect the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, “Accounting for Stock Compensation” (“ASC 718”). See Note 13 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. There were no outstanding awards at December 31, 2012.
(5)	For Messrs. Andrew and Spurry and Ms. Armistead, amounts include premiums of $10, $102, and $102, respectively, paid by Talbot Bank for life insurance coverage.
(6)	The amounts shown for Mr. Pierson include imputed income of $1,931 related to the economic value of split dollar life insurance benefit payable under the CNB Director Endorsement Agreement.
(7)	For Mr. Andrew, the amount includes $6,750 for inspection fees paid in conjunction with his monitoring of Talbot Bank construction loans.
(8)	Mr. Pierson served on the Board of the Company through April 25, 2012 but continued his service on the board of CNB.
(9)	Mr. Sylvester served on the Board of the Company and the board CNB through November 6, 2012.

Company Director Compensation

During 2012, outside directors of the Company received $300 for attending each meeting of the Board and $300 for attending each meeting of a Board committee on which those directors served. Board and committee chairpersons (Messrs. Spurry, Judge and LeCompte and Ms. Armistead) received $500 for attending Board or committee meetings of which they were the chairpersons. In addition, the Chairman of the Board (Mr. Spurry) received a $10,000 annual retainer and each other director received a $5,000 annual retainer.

All directors of the Company and of its subsidiaries are eligible to participate in the Shore Bancshares, Inc. 2006 Stock and Incentive Compensation Plan (the “2006 Equity Plan”), which is discussed below under the heading “Overview of Compensation Philosophy and Objectives” in the “EXECUTIVE COMPENSATION” section.

Talbot Bank Board Compensation

During 2012, outside directors of the Company who served as directors of Talbot Bank (Messrs. Andrew and Spurry and Ms. Armistead) also received an annual retainer of $5,000 per year for serving on the board of directors of Talbot Bank, plus $200 per meeting attended. Talbot Bank paid these fees. Directors are compensated once for attending joint meetings of the Company’s Board and the board of directors of Talbot Bank.

CNB Board Compensation

During 2012, outside directors of the Company who served as directors of CNB (Messrs, Judge, LeCompte, Pierson, and Sylvester) also received an annual retainer of $10,000, plus $100 for each meeting attended. These fees were paid by CNB. Directors are compensated once for attending joint meetings of the Company’s Board and the board of directors of CNB.

In 1997, CNB entered into a Director Indexed Fee Continuation Plan Agreement (a “Director Fee Agreement”) with Mr. Pierson that calls for the payment of certain benefits on and after retirement from the Board. The benefits are funded by a life insurance policy on the life of Mr. Pierson, which is owned solely by CNB. Each year during Mr. Pierson’s service to the Board, CNB deposits to or withdraws from a retirement account an amount equal to the difference between the annual after-tax earnings or loss, respectively, generated by the insurance policy and the “Cost of Funds” (as defined in the Director Fee Agreement) for that year. Upon normal retirement after age 65, Mr. Pierson is entitled to receive (i) the balance of his retirement account paid in 15 annual installments commencing 30 days after retirement, and (ii) each year after retirement until death, the difference between the after-tax income generated by the policy for that year and the “Cost of Funds” for that year. If Mr. Pierson elects early retirement after reaching age 55 but before age 65, then he will be entitled to receive (x) the balance of his retirement account as of the date of retirement paid in 15 annual installments commencing at age 65, and (y) each year after early retirement until death, the difference between the after-tax income generated by the policy for that year and the Cost of Funds for that year. If Mr. Pierson should retire prior to reaching age 55, then no benefits will be paid. If Mr. Pierson should die prior to receiving the entire amount of his retirement account, then his designated beneficiaries will receive the unpaid amount as a lump sum payment. If Mr. Pierson’s service is terminated following a “Change of Control”, then he will be automatically vested in the promised normal retirement benefits and entitled to receive them starting at age 65. At December 31, 2012, the retirement account balance for Mr. Pierson was $272,757.

In connection with the Director Fee Agreement, CNB and Mr. Pierson entered into a Life Insurance Endorsement Method Split-Dollar Plan Agreement in 1997 (a “Director Endorsement Agreement”) pursuant to which CNB agreed to endorse to the beneficiaries named by Mr. Pierson 80% of the net-at-risk insurance portion of the death benefits payable to CNB under the insurance policy discussed above on the life of that director. The net-at-risk portion of the proceeds is defined as the total proceeds paid at death less the then cash value of the policy. The benefit payable under the Director Endorsement Agreements as of December 31, 2012 to the beneficiaries of Mr. Pierson was approximately $790,737.

Avon-Dixon Agency Board Compensation

During 2012, Mr. Wilson served as a director of Avon-Dixon and received an additional $1,000 for attending all meetings of its board of directors. These fees were paid by Avon-Dixon.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s consolidated audited financial statements for fiscal year ended December 31, 2012 with Company management; (ii) discussed with Stegman & Company, the Company’s independent registered public accounting firm, all matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Stegman & Company required by applicable requirements of the Public Company Accounting Oversight Board regarding Stegman & Company’s communications with the Audit Committee concerning independence, and discussed with Stegman & Company its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s consolidated audited financial statements for the year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

AUDIT COMMITTEE

By:	Neil R. LeCompte, Chair
Blenda W. Armistead
James A. Judge
Frank E. Mason, III

EXECUTIVE OFFICERS

Information about the Company’s current executive officers is provided below.

W. Moorhead Vermilye, 72, has served as the CEO since December 2000. In addition, from December 1, 2000 until January 1, 2011 Mr. Vermilye also served as the President of the Company. Between 1997 and December 2000, Mr. Vermilye served as President of Talbot Bancshares, Inc., which merged with the Company in 2000. Mr. Vermilye served as President of Talbot Bank from 1988 to July 2006 and as Chief Executive Officer of Talbot Bank from 1993 to July 2006. Mr. Vermilye currently serves as a director of the Company and of Talbot Bank.

Lloyd L. Beatty, Jr., 60, was named President and COO effective January 1, 2011. Mr. Beatty served as the Executive Vice President and COO from August 2007 until December 31, 2010 and previously as Vice President and COO since July 2006 and as Vice President of the Company since October 2004. Until January 1, 2006, Mr. Beatty primarily assisted management of the Company with certain strategic initiatives, and he worked on a part-time basis until October 2005. Starting January 1, 2006, Mr. Beatty’s duties were expanded to include management authority with respect to certain aspects of the Company’s strategic initiatives and to provide corporate oversight of the Company’s non-traditional products and services and the Company’s information technology (IT) system. Since August 2006, Mr. Beatty has been responsible for overall operations of the Company. Mr. Beatty currently serves as a director of the Company and of Talbot Bank.

Susan E. Leaverton, 49, served as Treasurer and Principal Accounting Officer (the “PAO”) of the Company between December 2000 and February 20, 2013, and as Vice President of Finance of Talbot Bank since 1994. Between April 2004 and December 31, 2010, she also served as the Principal Accounting Officer of Felton Bank. Between 1997 and December 2000, Ms. Leaverton served as Secretary/Treasurer of Talbot Bancshares, Inc.

George S. Rapp, 60, is the current Vice President and Chief Financial Officer of the Company (“CFO”), positions he has held since February 20, 2013. Prior to joining the Company, from 2010 to 2012, Mr. Rapp served as the Chief Financial Officer and one of the four executive founders of World Currency USA in Marlton, NJ, a provider of foreign currency exchange services to financial institutions, where he was responsible for the financial operations, including raising capital to fund the start-up operation. Between 2005 and 2010, he served as the Chief Financial Officer of Harleysville National Corporation, a regional banking corporation in Harleysville, PA, where he managed all financial functions including controller, treasury and shareholder relations. Between 1980 and 2005, Mr. Rapp held a variety of roles with various financial institutions, including as Chief Financial Officer, Senior Vice President & Chief Accounting Officer, Chief Operations Officer and Controller.

Information about certain significant executive officers of the Company’s subsidiaries is provided below.

William W. Duncan, Jr., 66, has served as a director of the Company since July 2006. Mr. Duncan retired as a director of Talbot Bank and from his position as President and Chief Executive Officer of Talbot Bank on December 31, 2012, both positions held since July 2006. From 2004 until his appointment with Talbot Bank, Mr. Duncan served as the Chairman of Mercantile Eastern Shore Bank, located in Chestertown, Maryland. From 1982 to 2004, Mr. Duncan was President and Chief Executive Officer of St. Michaels Bank, located in St. Michaels, Maryland. Mr. Duncan currently serves as a director of the Company.

F. Winfield Trice, Jr., 58, has served as the President and Chief Executive Officer of CNB since June 2007. Prior to June 2007, Mr. Trice was employed by Mercantile Peninsula Bank as the Executive Vice President and Senior Lending Officer. Mr. Trice currently serves as a director of the Company and CNB.

EXECUTIVE COMPENSATION

The following table sets forth for the last three fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to the Company’s CEO, the person serving as the PAO as of December 31, 2012, and the three most highly compensated executive officers and other significant executive officers of the Company and its subsidiaries other than the CEO and the PAO who were serving as executive officers as of December 31, 2012 and whose total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) exceeded $100,000 during 2012 (the CEO, the PAO and such other officers are referred to as the “named executive officers”). Mr. Rapp did not earn any remuneration from the Company or its subsidiaries during 2012, 2011 or 2010.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compen-sation ($)(1)	Change in pension value and non-qualified deferred compen- sation earnings ($)	All other compen-sation ($) (3)–(7)	Total ($)
W. Moorhead Vermilye, CEO	2012 2011	324,000 324,000	- -	- -	- -	- -	- -	41,733 42,781	365,733 366,781
	2010	324,000	-	25,000	-	-	-	60,678	409,678
Lloyd L. Beatty, President and COO	2012 2011	300,000 300,000	- -	- -	77,710 -	- -	- -	20,769 20,930	398,479 320,930
	2010	294,000	-	50,000	-	-	-	22,508	366,508
Susan E. Leaverton, Treasurer and PAO	2012 2011	156,600 156,600	15,000 -	- -	46,626 -	- -	- -	6,283 6,589	224,509 163,189
	2010	156,600	-	30,000	-	-	-	9,026	195,626
William W. Duncan, Jr., President/CEO of Talbot Bank	2012 2011	284,100 284,100	- -	- 97,322	- -	- -	- -	20,866 67,882	304,966 449,304
	2010	284,100	-	143,316	-	-	-	80,211	507,627
F. Winfield Trice, Jr. /CEO of CNB	2012 2011	222,300 222,300	30,000 -	- -	46,626 -	- -	- -	13,750 14,764	312,676 237,064
	2010	222,300	20,000	64,800	-	-	-	15,414	322,514

Notes:

(1)	Amounts reflect discretionary cash bonuses awarded to the named executive officers. Incentive awards paid under the MIP are reported in the column entitled “Non-Equity Incentive Plan Compensation”.
(2)	Amounts reflect the aggregate grant date fair value of stock options and restricted stock awards granted in each fiscal year computed in accordance with ASC 718. See Note 13 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.
(3)	For Mr. Vermilye, the 2012 amount includes a $20,000 contribution under the Company Deferred Compensation Plan, a $9,800 matching contribution under the 401(k) plan, $5,303 for use of an automobile and $6,630 for club dues. The 2011 amount includes a $20,000 contribution under the Company Deferred Compensation Plan, a $9,800 matching contribution under the 401(k) plan, $5,086 for use of an automobile and $7,895 for club dues. The 2010 amount includes a $40,000 contribution under the Company Deferred Compensation Plan, a $9,800 matching contribution under the 401(k) plan, $5,348 for use of an automobile and $5,530 for club dues.
(4)	For Mr. Beatty, the 2012 amount includes a $9,800 matching contribution under the 401(k) plan, $48 in dividends on restricted stock awards, $5,219 for use of an automobile and $5,702 for club dues. The 2011 amount includes a $9,800 matching contribution under the 401(k) plan, $814 in dividends on restricted stock awards, $4,760 for use of an automobile and $5,556 for club dues. The 2010 amount includes a $9,800 matching contribution under the 401(k) plan $2,590 in dividends on restricted stock awards, $4,686 for use of an automobile and $5,432 for club dues.

(5)	For Ms. Leaverton, the 2012 amount includes a $6,264 matching contribution under the 401(k) plan and $19 in dividends on restricted stock awards. The 2011 amount includes a $6,264 matching contribution under the 401(k) plan and $325 in dividends on restricted stock awards. The 2010 amount includes a $7,928 matching contribution under the 401(k) plan and $1,098 in dividends on restricted stock awards.
(6)	For Mr. Duncan, the 2012 amount includes a $6,145 matching contribution under the 401(k) plan, $252 in dividends on restricted stock awards, $1,200 opt out payment in lieu of health insurance coverage provided by the Company, $5,070 for use of an automobile and $8,199 for club dues. The 2011 amount includes a $44,924 contribution under the Company Deferred Compensation Plan, a $6,141 matching contribution under the 401(k) plan, $1,817 in dividends on restricted stock awards, $1,201 opt out payment in lieu of health insurance coverage provided by the Company, $4,699 for use of an automobile and $9,100 for club dues. The 2010 amount includes a $54,198 contribution under the Company Deferred Compensation Plan, a $6,107 matching contribution under the 401(k) plan, $ 4,716 in dividends on restricted stock awards, $1,001 opt out payment in lieu of health insurance coverage provided by the Company, $5,305 for use of an automobile and $8,884 for club dues.
(7)	For Mr. Trice, the 2012 amount includes an $8,892 matching contribution under the 401(k) plan, $32 in dividends on restricted stock awards and $4,826 for use of an automobile. The 2011 amount includes a $9,692 matching contribution under the 401(k) plan, $543 in dividends on restricted stock awards and $4,529 for use of an automobile. The 2010 amount includes a $9,800 matching contribution under the 401(k) plan, $1,831 in dividends on restricted stock awards and $3,783 for use of an automobile.

Overview of Compensation Philosophy and Objectives

The primary objective of the Compensation Committee’s approach is to provide competitive levels of compensation so that the Company may attract, retain and reward outstanding executive officers. In a highly competitive community banking marketplace, excellent leadership is essential. The Company’s executive officers are expected to manage the business of the Company and its subsidiaries in a manner that promotes growth and profitability for the benefit of stockholders, while exceeding the requirements and service expectations of the Company’s customers. To that end, the Committee believes that:

•	Key executives should have compensation opportunities at levels that are competitive with peer institutions;

•	Total compensation should include “at risk” components that are linked to annual and long-term performance results; and

•	Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of stockholders.

The Company’s success depends on the ability of its key executives to meet and exceed operational and financial goals defined in the Company’s business plan. Consequently, the Compensation Committee applies the following principles when structuring compensation arrangements for key executives:

1.	Benchmarking – In order to determine competitiveness in the marketplace, the Committee relies on an analysis of peer institutions, comparable in asset size and corporate structure, prepared by the Compensation Consulting Practice of Lockton Companies, LLC (“Lockton”), an independent compensation advisor retained by the Compensation Committee. The members of this peer group include:

ACNB Corporation	Eagle Bancorp, Inc.
Alliance Financial Corporation	Financial Institutions, Inc.
American National Bankshares, Inc.	First South Bancorp, Inc.
Ameriserv Financial, Inc.	Franklin Financial Services Corporation

Berkshire Bancorp, Inc.	Middleburg Financial Corp
Bridge Bancorp, Inc.	National Bankshares, Inc.
Bryn Mawr Bank Corporation	Newbridge Bancorp
C & F Financial Corporation	Old Point Financial Corporation
Center Bancorp, Inc.	Penns Woods Bancorp, Inc.
Capital Bank Corp	Republic First Bancorp
Citizens & Northern Corp	Severn Bancorp, Inc.
CNB Financial Corporation	Vist Financial

The Committee believes that total direct compensation should be established at a level that is competitive with the Company’s defined peer group. In addition, the Committee believes that it is essential to offer competitive supplemental benefit arrangements and perquisites, in certain instances to round out the executive compensation package and ensure that the package has the proper retention value.

2.	Allocation of Elements of Compensation – The Committee believes that the weighting of compensation elements should vary within the management group to reflect the role of each executive and his or her ability to influence short- and long-term performance. In general, the Committee believes that fixed base salary should approximate 50% of the targeted total compensation opportunity for senior management, with the balance split between short-term (cash) and long-term incentives (such as stock options and time- and performance-based stock awards), as the circumstances dictate. Finally, while not a significant component of the executive compensation package, fringe benefits, including supplemental retirement benefits, for several executives are important to enhance the retention value of the executive compensation package. These fringe benefits may include car allowances, country club dues and supplemental insurance and retirement benefits.

3.	Impact of 2012 Say on Pay Vote - At the 2012 annual meeting of stockholders, the Company’s stockholders overwhelmingly adopted a non-binding resolution approving the compensation paid to our executive officers, as disclosed in the definitive proxy statement for that meeting pursuant to Item 402 of the SEC’s Regulation S-K. The measure was approved by approximately 90.8% of all votes cast. The Compensation Committee and the Board consider this vote to be an endorsement of our compensation philosophy and practices, including our balance between cash and equity compensation.

Based upon that stockholder vote, the Compensation Committee believed that significant modifications to our executive compensation program were not necessary for 2012 and, as such, it remained relatively unchanged from our 2011 program. Both the Committee and the Board intend to periodically re-evaluate our executive compensation philosophy and practices in light of the Company’s performance, needs and developments, including the outcome of future non-binding advisory votes by the Company’s stockholders.

Employment Arrangements

Of the named executive officers, only Messrs. Vermilye and Beatty are parties to employment agreements, the material terms of which are discussed below. The terms of employment for all of the named executive officers provide for salary, the possibility for additional compensation each year through the Company’s bonus and profit sharing plans, matching 401(k) contributions, to the extent such plans permit participation, and the other elements of compensation described below, as well as coverage under the Company’s group term life insurance program that is generally available to all employees.

The employment agreements (the “Employment Agreements”) for Messrs. Vermilye and Beatty provide that they will serve as the Company’s CEO and President, respectively and entitle them to receive annual base salaries of $324,000 and $300,000, respectively, subject to periodic review and adjustment. In addition, each officer is entitled to: (i) participate in the Company’s bonus plans; (ii) receive employee benefits of the type offered by the Company and its affiliates to similarly-situated officers, including vacation, sick leave and disability leave; (iii) receive fringe benefits of the type customarily made available by the Company to its officers; and (iv) be reimbursed for employment-related expenses.

Each of the Employment Agreements has a two-year term, which will automatically renew for successive 12-month terms unless a party notifies the other party at least 120 days prior to the end of the then-current term of its or his decision not to renew the Employment Agreement. The term of an officer’s employment under his Employment Agreement may be terminated at any time and for any reason by either the Company or the officer (upon 30 days’ prior written notice), and it will automatically terminate upon the officer’s death.

Generally, the Company’s obligations to each officer under his Agreement will be suspended if any regulatory agency with jurisdiction over the Company temporarily prohibits the officer’s continued employment. If such regulator’s charges are later dismissed, then the Company must reinstate the officer and pay him all compensation that was withheld during the suspension.

Upon the termination of his employment, each of the officers is entitled to receive all unpaid base salary that has accrued through the date of termination, all bonus awards (pro rated through the last day of the month in which termination occurs) that he would have received had he remained employed when bonuses are next declared or paid, and reimbursement of all unreimbursed expenses, all of which must be paid no later than March 15th of the year following the year in which the termination occurs. In addition, all unexercised or unvested equity awards, or portions thereof, held by the officer as of the date of termination shall vest or terminate and be exercisable in accordance with their terms.

If an officer’s employment is terminated without “Cause” prior to the expiration of the term of his Employment Agreement, then, except in the case of termination following a “Change in Control” of the Company, the officer will additionally be entitled to receive severance (“Severance”) in the form of continued base salary (at the then-current level) for a period of 24 months following the date of termination (the “Severance Period”). Each of the Employment Agreements provides that the first Severance payment will be made on the first regular payroll date that occurs on or after the 60th day following the termination of employment, provided that the officer has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60th day.

In lieu of Severance, each of the Employment Agreements provides for the payment of a Change in Control benefit (the “CiC Benefit”) should the Company terminate an officer’s employment without Cause within 12 months of a Change in Control of the Company. In this case, the officer will be entitled to receive an amount equal to the difference between (i) the product of 2.99 times the officer’s “base amount” as defined in Section 280G(b)(2) of the Internal Revenue Code (the “Code”) and (ii) the sum of any other parachute payments as defined under Section 280G(b)(2) of the Code that the officer receives on account of the Change in Control. The CiC Benefit will be paid in one lump sum on the 60th day following termination of employment, provided that the officer has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60th day.

Notwithstanding the payment terms discussed above, any payment obligation that arises on account of a termination of employment while the officer is a “specified employee” as defined under Section 409A of the Code will be subject to a post-termination waiting period to the extent that the payment constitutes “deferred compensation” under applicable Treasury regulations. Mr. Vermilye’s Employment Agreement provides that such amounts will be paid within 15 days after the later of (i) the date that is six months after termination and (ii) the date that is 18 months after the date of his Employment Agreement. Mr. Beatty’s Employment Agreement provides that such amounts will be paid within 15 days after the six-month period that follows his termination date. If either officer dies during the waiting period, then payment will be made in a lump sum within 15 days after the appointment of a personal representative or executor of his estate.

If an officer is indebted to the Company at the time his employment is terminated, then, subject to certain restrictions, the Employment Agreement allows the Company to apply any post-termination amounts due to the officer toward repayment of such debt.

The Employment Agreements define the term “Cause” as: (i) the officer’s “Disability” (as defined in the Employment Agreement); (ii) fraud, misappropriation or damage to the property or business of the Company by the officer; (iii) the commission of an act by the officer that constitutes dishonesty or a crime, or that causes the Company to commit a crime; (iv) the officer’s breach of the non-competition or non-solicitation provisions of the Employment Agreement; (v) the unauthorized use, misappropriation or disclosure by the officer of the Company’s confidential information or any confidential information of another person to whom the officer owes an obligation of nondisclosure; (vi) the officer’s breach of any of his other obligations under the Employment Agreement or any of the policies of the Company; (vii) the failure of the officer to abide by his responsibilities or to satisfactorily perform his duties; (viii) the officer’s failure to maintain a smooth and harmonious relationship with the Company’s management, staff, investors, affiliates or business relations; or (ix) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company permanently prohibiting the officer’s continued service.

The term “Change in Control” is defined as the occurrence of any of the following events: (i) a person, or group of persons acting together, acquires ownership of securities of the Company that, together with such person’s or group’s other securities, constitutes more than 50% of the total fair market value or total voting power of the Company’s securities; (ii) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) ownership of securities of the Company possessing 35% or more of the total voting power of the Company’s securities, (iii) a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or (iv) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) assets from the Company that have a total gross fair market value equal of at least 40% of the total gross fair market value of all of the Company’s assets.

Both Employment Agreements contain non-competition and non-solicitation provisions. Specifically, during the term of an officer’s employment and thereafter until the longer of (i) his Severance Period and (ii) the date that is 12 months after the date of the Employment Agreement, but in no case longer than 24 months following the termination of employment, neither officer may, directly or indirectly, (a) compete with the Company or any of its affiliates in any county of any jurisdiction in which the Company or any of its affiliates maintains a branch or other office, or in any county of any jurisdiction that is contiguous to any such county, (b) solicit any existing Business Relation (as defined in the Employment Agreements) of the Company or any of its affiliates, wherever located, to purchase, sell or otherwise provide competing products and services, (c) accept employment with or act as an independent contractor to any such Business Relation if the employment or service will require the officer to render services that are similar to those provided by the Company or any of its affiliates, (d) employ, engage, or solicit for employment or engagement any person who was an employee or independent contractor of the Company or any of its affiliates during the 24 months preceding the officer’s termination of employment, or (e) encourage any person to reduce such person’s business, employment or service with the Company or any affiliate. In addition to the foregoing, the Employment Agreements contain other customary business protection provisions, including an agreement to maintain the confidentiality of the Company’s business information, an agreement to return Company property following termination, and a 12-month non-disparagement agreement.

Except for disputes relating to the enforcement of the non-competition, non-solicitation and other business protection provisions of the Employment Agreements, the parties have agreed that all disputes arising under the Employment Agreements will be settled by binding arbitration.

Salary

For 2012, the Compensation Committee determined that salaries would not be increased above the amounts paid for 2011.

Annual Bonus

The Company’s primary bonus program, the Management Incentive Plan (the “MIP”), was developed to provide additional cash compensation to key management personnel when corporate and individual performance meet or exceed specific predetermined goals. Incentive award targets are assigned to each executive based on the executive’s position and responsibilities and identified comparative compensation targets and mix outlined in our executive compensation philosophy. Based on the Company’s projected income for 2012, the Compensation Committee did not establish performance metrics for, or grant award opportunities under, the MIP in 2012. The Compensation Committee did, however, determine to pay discretionary cash bonuses to Ms. Leaverton and Mr. Trice in recognition of their efforts during the year.

Equity Compensation

During 2012, the Company maintained two equity compensation plans: (i) the 2006 Equity Plan; and (ii) the Shore Bancshares, Inc. 1998 Stock Option Plan (“1998 Option Plan”).

The 2006 Equity Plan reserves 600,000 shares of Common Stock, subject to adjustment for stock splits and other similar reclassification events, plus up to 31,972 shares that were subject to outstanding awards under the 1998 Stock Option Plan as of April 26, 2006 that thereafter terminate, lapse or are forfeited, for issuance pursuant to awards. Through December 31, 2012, both nonqualified stock options and restricted stock have been granted under the 2006 Equity Plan. During 2012, the Company granted nonqualified stock options to purchase a total of 49,698 shares of Common Stock to the named executive officers under the 2006 Equity Plan. Under the terms of outstanding awards, all unvested stock options will lapse and be forfeited upon the termination of the optionee’s employment with the Company.

The following table provides information with respect to outstanding equity awards held by the named executive officers at December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Mr. Vermilye	-	-	-	-	-	-
Mr. Beatty	-	22,590 (1)	6.64	March 15, 2022	1,140 (2) 1,865 (3)	6,145 10,052
Ms. Leaverton	-	13,554 (1)	6.64	March 15, 2022	1,119 (3)	6,031
Mr. Duncan	-	-	-	-	-	-
Mr. Trice	-	13,554 (1)	6.64	March 15, 2022	1,865 (3)	10,052
(1)	Unless forfeited, 50% will vest on March 15, 2014 and 50% will vest March 15, 2015.
(2)	Unless forfeited, this amount will vest January 30, 2013.
(3)	Unless forfeited, this amount will vest January 29, 2013.

The following table sets forth the number of restricted shares of Common Stock acquired by the named executive officers pursuant to stock awards that vested during 2012 and the value realized upon vesting of stock awards. During 2012, none of the named executive officers exercised any stock options.

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Vermilye	-	-	-	-
Mr. Beatty	-	-	4,825	26,849
Ms. Leaverton	-	-	1,946	10,859
Mr. Duncan	-	-	25,218	183,657
Mr. Trice	-	-	3,245	18,108

Deferred Compensation

The following table provides information regarding 2012 contributions, earnings, and other financial information in respect of the Company’s deferred compensation plans:

NONQUALIFIED DEFERRED COMPENSATION
Name	Plan (1)	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings(loss) in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Mr. Vermilye	TSDCP CDCP	- -	- 20,000	28,313 30,418	- -	256,254 251,074
Mr. Beatty	CDCP	-	-	5,945	-	44,620
Ms. Leaverton	-	-	-	-	-	-
Mr. Duncan	CDCP	-	-	89,215	-	964,422
Mr. Trice	-	-	-	-	-	-

(1) “TSDCP” stands for the Talbot Deferred Compensation Plan and “CDCP” stands for the Company Deferred Compensation Plan.

Shore Bancshares, Inc. Executive Deferred Compensation Plan (Company Deferred Compensation Plan)

Under the Company Deferred Compensation Plan, amounts deferred at the election of the employee are credited to an account maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee. Mandatory, matching and discretionary contributions will be credited to an Employer Funded Account (as defined in the plan) established by the Company and will be deemed to be invested in the manner specified in the participant’s election form for that Plan Year in respect of his or her voluntary deferrals. An employee’s account is credited with the gain or loss generated on the investments in which the funds in those account are deemed to be invested. Mandatory contributions will be reduced on a pro-rata basis in the event a participant has a Separation from Service

(generally defined as a termination of employment other than because of death, Disability (as defined in the plan) or the taking of leave of absence).

A participant is fully vested at all times in employee deferrals (and earnings thereon). Starting in the second year of participation, a participant vests in his or her Employer Funded Account at the rate of 25% each year. If, however, (i) the participant reaches age 70 while employed, (ii) the participant’s service with the Company terminates because of death or Disability, or because of retirement at or after age 70, or (iii) the Company experiences a Change in Control (as defined in the plan), then in each such case the participant’s interest in his or her Employer Funded Account will be automatically 100% vested regardless of years in the plan. If the participant separates from service for any other reason, then any non-vested portion of his or her Employer Funded Account will be forfeited.

The Company Deferred Compensation Plan contemplates automatic distributions upon the occurrence of certain events and elective distributions.

If a participant dies or experiences a Disability while employed by the Company or if the Company experiences a Change in Control, then the vested portions of a participant’s accounts will be distributed in a lump sum payment to the participant or, in the case of death, to his or her designated beneficiaries. If a participant experiences a Separation from Service, then the vested portions of a participant’s accounts will be distributed in a lump sum or in installments, as specified in the most recent election form. Certain restrictions on the commencement of automatic distributions apply to Key Employees (as defined in the plan).

A participant may elect in his or her annual election form to receive elective distributions, or “In-Service Distributions”, of his or her employee deferrals (and earnings thereon) for a given Plan Year as soon as three years after the end of that Plan Year. At the time of the election, the participant must also elect whether to receive the elective distribution in a lump sum or in installments over a period of up to 10 years. If a participant fails to make a payment method election, then the distribution will be made in one lump sum. A participant may change his or her election to postpone a distribution or change the form of payment, but such change must be made at least 12 months prior to the original distribution date, cannot be effective until at least 12 months following the subsequent election, and must postpone the commencement of the payment for a period of at least five years from the original distribution date.

The Company Deferred Compensation Plan also permits certain limited distributions upon the occurrence of an Unforeseen Emergency (as defined in the plan) and a lump sum distribution, at the administrator’s sole discretion, in the event the participant’s accounts have a value of less than $10,000.

Talbot Bank Supplemental Deferred Compensation Plan (Talbot Deferred Compensation Plan)

Talbot Bank elected to suspend contributions to the Talbot Deferred Compensation Plan for all plan years beginning on and after January 1, 2007. As noted above, this plan called for annual employer contributions of $20,000 to an account established for the benefit of Mr. Vermilye. Mr. Vermilye is immediately vested in the deferred amounts and is entitled to direct the manner in which these amounts are deemed to be invested in the investment options offered from time to time by Talbot Bank. His account is credited or debited with the deemed earnings or losses on the investments. Subject to any waiting period required by law, upon termination of employment, Mr. Vermilye is entitled to a lump sum cash payment equal to the amount in his account. If Mr. Vermilye dies before terminating his employment, his designated beneficiaries are entitled to receive a lump sum cash payment equal to the amount in his account. The plan automatically terminates in the event of a change of control where the successor does not specifically assume the plan.

For information about amounts that could be payable to the named executive officers under these deferred compensation plans upon a termination of employment, see the section below entitled “Benefits Upon Termination of Employment”.

Benefits Upon Termination of Employment

The following table shows the estimated present value of benefits (as of December 31, 2012) that could be payable to the named executive officers under employment agreements and deferred compensation plans upon a termination of employment. Information is provided only for those named executive officers who are eligible to receive such benefits.

Name	Reason for Termination	Payment Under Employment Agreement ($)	Payment Under Deferred Compensation Plans ($)
Mr. Vermilye	Death	-	507,328
	Change in control	1,164,745	507,328
	Involuntary termination without cause	648,000	507,328
	Termination for any other reason	-	507,328
Mr. Beatty	Death or disability	-	44,620
	Change in control	1,029,110	44,620
	Involuntary termination without cause	600,000	44,620
	Termination for any other reason before age 70	-	44,620
	Termination for any other reason after age 70	-	44,620
Mr. Duncan	Termination for any reason	-	964,422

401(k) Profit Sharing Plan

All employee contributions to the 401(k) Profit Sharing Plan are immediately vested. Discretionary and matching contributions by the Company vest incrementally over a six-year period. Discretionary, pre-tax and matching contributions may be withdrawn while a participant is employed by the Company if the participant has reached age 59½ in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Compensation for 2013

The annual salary rates for the named executive officers (other than Mr. Duncan, who retired on December 31, 2012) for 2013 are as follows:

		Base Salary		Increase
Name	Title	2012	2013	Amount	Percentage
W. Moorhead Vermilye	CEO	324,000	324,000	0	0.0%
Lloyd L. Beatty, Jr.	COO	300,000	345,000	45,000	15.0%
Susan E. Leaverton	PAO of Talbot Bank	156,600	156,600	0	0.0%
George S. Rapp	CFO	-	225,000	N/A	N/A
F. Winfield Trice, Jr.	CEO CNB	222,300	235,000	12,700	5.7%

In addition to the salary disclosed above, the terms of Mr. Rapp’s offer of employment contemplate: (i) participation in the Company’s MIP and an opportunity thereunder for plan year 2013 to receive up to 35% of his annual salary based on the achievement of to-be-determined performance criteria (with a guaranteed minimum incentive award of $20,000); (ii) a grant of $25,000 in shares of restricted stock under the Company’s 2006 Equity Plan, which will vest over a three-year period (50% in year two and 50% in year three); and (iii) four weeks of vacation, $20,000 in relocation expense reimbursement and other employee benefits customarily made available to the Company’s senior executives.

Impact of Recent Legislation on Executive Compensation

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law and imposed several new requirements on public companies. Other than the requirements relating to stockholder advisory votes, the implementation of these new requirements is dependent on rulemaking efforts by the SEC and other regulatory agencies that are not yet final. The Company does expect that these new requirements will impact its executive compensation policies and practices, but those impacts cannot be predicted at this time.

The Dodd-Frank Act created two new stockholder advisory vote requirements that are currently applicable to the Company. First, every public company is required to seek an advisory stockholder vote on executive compensation, as disclosed in the proxy statement. The vote must be held no less frequently than once every three years.  Stockholders determine the frequency of this “Say on Pay” vote, and public companies must seek a stockholder vote on the frequency at least once every six years.  Second, for every meeting at which stockholders will be asked to approve a change in control or similar transaction, the proxy statement must disclose all “golden parachute” arrangements between the public company and/or the acquiring company and any named executive officer that relate to that transaction, and the public company must seek an advisory stockholder vote on those arrangements.  Both of these advisory votes are non-binding on the public company, so they will not overrule a decision of the company or its board of directors. Moreover, Dodd-Frank specifically provides that an advisory vote does not create or imply any change to a board of director’s fiduciary duties.

In June 2012, pursuant to Section 952 of the Dodd-Frank Act, the SEC issued regulations that require national securities exchanges and associations to prohibit the listing of the equity securities of most companies that do not comply with four new requirements relating to compensation committees.  First, each public company must have a compensation committee that is made up entirely of independent directors as defined by each of the exchanges and associations, which definitions must take into account relevant factors, such as how and why the committee member is paid by the company and whether the committee member is affiliated with the company and its subsidiaries.  Second, the compensation committee, before retaining a compensation consultant, including legal counsel, must consider various factors that could affect the consultant’s independence.  These factors will include other services provided to the company by the consultant, the amount of fees paid to the consultant for compensation work (as a percentage of total revenues of the company), the committee’s policies and procedures that are designed to prevent conflicts of interest, any business or personal relationship of the consultant with a member of the compensation committee, and whether the consultant owns any stock of the company.  Third, the compensation committee must be solely responsible for the hiring, payment, oversight and firing of compensation consultants.  Fourth, proxy statements with respect to annual meetings of stockholders occurring after July 21, 2011 must disclose whether the compensation committee retained a compensation consultant and whether the consultant’s work raised any conflict of interest and, if so, the nature of that conflict and how it was or is being addressed. On January 11, 2013, the SEC approved final rules by NASDAQ to implement these requirements. NASDAQ listed companies, like the Company, must comply the requirements relating to compensation committee responsibilities and authority on or before July 1, 2013 and with the other requirements on or before the earlier of their first annual meeting occurring after January 15, 2014 or October 31, 2014. However, smaller reporting companies are exempt from the heightened independence requirements and the requirement that the Company establish a formal compensation committee charter that outlines the specific responsibilities and authority of the compensation committee so long as the board of directors adopts a resolution which sets forth such responsibilities and authority.

Section 953 of the Dodd-Frank Act requires the SEC to amend the proxy rules to require new disclosures by publicly-traded companies about executive compensation.  First, the proxy statement for any annual meeting of stockholders must disclose the relationship between executive compensation and the financial performance of the company.  Second, these proxy statements also must disclose the median of the annual total compensation of all employees of the company other than the chief executive officer, the annual total compensation of the company’s chief executive officer and the ratio of these two amounts. The SEC has not yet issued rules to implement Section 953.

Under Section 954 of the Dodd-Frank Act, the national securities exchanges must adopt rules that prohibit the listing of any security of a company that does not adopt a policy with respect to the “claw-back” of executive compensation. The policy must provide for disclosure of the company’s policy on incentive-based compensation that is based on financial information required to be reported under the securities laws.  In the event of an accounting restatement due to the company’s material noncompliance with any financial reporting requirement, the policy must require the company to recover any excess compensation above that which would have been paid, after giving effect to the restatement, from any current or former executive officer who received incentive-based compensation (including stock options) during the three-year period preceding the restatement date. The SEC and the national securities exchanges have not yet adopted rules to implement Section 954.

Finally, Section 956 of the Dodd-Frank Act requires the SEC and the federal banking regulators to jointly promulgate regulations requiring each “covered financial institution” with assets of $1 billion or more to disclose to its federal regulator the structure of its incentive-based compensation arrangements and prohibiting a covered financial institution from entering into any incentive-based compensation arrangement that encourages (as determined by the federal regulators) the institution to take inappropriate risk.  A “covered financial institution” includes a depository institution, a depository institution holding company, a registered broker or dealer, a credit union, an investment adviser, FannieMae, FreddieMac, and any other financial institution designated by the federal regulators. Proposed rules were published in May 2011, but final rules have not yet been adopted.

Role of Compensation Consultants

In 2012, the Compensation Committee directly engaged Lockton to assist the Compensation Committee with the maintenance and administration of the Company’s comprehensive executive compensation strategy including the provision of peer data used in benchmarking director and executive compensation as discussed above. The Company paid fees totaling $11,250 to Lockton during 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file reports with the Securities and Exchange Commission (the “SEC”) disclosing their ownership of Common Stock at the time they become subject to Section 16(a) and changes in such ownership that occur during the year. Based solely on a review of copies of such reports furnished to the Company, or on written representations that no reports were required, the Company believes that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2012, except that one Statement of Changes in Beneficial Ownership on Form 4 (relating to two sales of Common Stock on two consecutive days) was filed late by William E. Sylvester, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2011

During the past two years Talbot Bank and CNB have had banking transactions in the ordinary course of their businesses with their directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with persons not related to the Company and its subsidiaries. Extensions of credit by Talbot Bank and CNB to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

NASDAQ Rule 5630 requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board of Directors. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. For smaller reporting companies, the dollar threshold is the greater of $120,000 and 1.0% of the company’s average consolidated assets for the last two fiscal years. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY AS THE COMPANY’S

INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2013 (Proposal 2)

Stockholders will also be asked to ratify the Audit Committee’s appointment of Stegman & Company to audit the books and accounts of the Company for the fiscal year ended December 31, 2013. Stegman & Company served as the Company’s independent registered public accounting firm in 2012. Stegman & Company has advised the Company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent auditors. A representative of Stegman & Company is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm for fiscal year 2013.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company during fiscal years 2012 and 2011:

	2012	2011
Audit Fees	$169,432	$172,269
Audit-Related Fees	9,793	10,670
Tax Fees	15,440	13,500
All Other Fees	-	-
Total	$194,665	$196,439

Audit Fees incurred in fiscal years 2012 and 2011 include charges for the examination of the consolidated financial statements of the Company, quarterly reviews of financial statements, and the attestation of management’s report on internal control over financial reporting. Audit-Related Fees incurred in fiscal year 2012 and 2011 include charges related to the audit of the 401(k) and profit sharing plan. Tax Fees incurred in fiscal years 2012 and 2011 include charges primarily related to tax return preparation. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Stegman & Company.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2012 and 2011 services described above were pre-approved by the Audit Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 3)

The Company is providing its stockholders with the opportunity to approve or disapprove the compensation of its named executive officers for 2012, as discussed in this Proxy Statement pursuant to Item 402 of the SEC’s Regulation S-K (commonly referred to as the “Say-on-Pay” vote). Although this advisory vote is required by the Dodd-Frank Act, the Board of Directors nevertheless believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this Proxy Statement entitled “EXECUTIVE COMPENSATION” contains the information required by Item 402 of Regulation S-K and discusses in detail the Company’s executive compensation program, the decisions made by the Compensation Committee during 2012, and the compensation that was earned by, awarded to or paid to the Company’s named executive officers.

The Board of Directors and its Compensation Committee believe that the Company’s compensation policies and procedures are reasonable in comparison both to the Company’s peer group and to the Company’s performance during 2012. The Board of Directors and its Compensation Committee also believe that the Company’s compensation program strongly aligns executive officers with the interests of stockholders in the long-term value of the Company as well as the components that drive long-term value.

At the annual meeting, stockholders will be asked to adopt the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of Shore Bancshares, Inc., as disclosed in its definitive proxy statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including in the section entitled “EXECUTIVE COMPENSATION”, is hereby approved.

Because this advisory vote relates to, and may impact, the Company’s executive compensation policies and practices, the Company’s named executive officers have an interest in the outcome of this vote. However, it should be noted that your vote is advisory, so it will not be binding on the Board of Directors or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that stockholders vote FOR approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which contains audited financial statements for the year ended December 31, 2012, accompanies this Proxy Statement. This Form 10-K may also be obtained without charge by visiting the Company’s website (www.shbi.com) or upon written request to W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2014 Annual Meeting of Stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 20, 2013 (120 days before the date of mailing based on this year’s Proxy Statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the By-Laws, if a stockholder intends to present a proposal for business to be considered at the 2014 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices no earlier than January 23, 2014 and no later than February 23, 2014 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting). Additional time constraints are applicable where the date of the Annual Meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the meeting requiring action of the stockholders. However, if any other matters requiring the vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the meeting for any reason.

By Order of the Board of Directors,

W. Moorhead Vermilye

Chief Executive Officer

March 20, 2013

APPENDIX A

Form of Proxy

SHORE BANCSHARES, INC.

18 East Dover Street, Easton, Maryland 21601

410-763-7800/Fax 410-820-4238

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Shore Bancshares, Inc. (the “Company”) hereby appoints W. Moorhead Vermilye and Neil R. LeCompte, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of the Company held by the undersigned as of March 11, 2013 at the Annual Meeting of Stockholders called to convene on Wednesday, April 24, 2013, and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.					4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

1.	Elect the three (3) director nominees named below to serve on the Board of Directors until 2016 and until their successor are duly elected and qualify.

	Class I (term expires 2016)		☐	FOR ALL NOMINEES
	01	Frank E. Mason, III
	02	Christopher F. Spurry	☐	WITHHOLD AUTHORITY FOR ALL
	03	John H. Wilson		NOMINEES

			☐	FOR ALL EXCEPT
(see instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through that nominee’s name in the list above.

The Board of Directors recommends a vote “FOR” in Proposal 2.
I/WE ACKNOWLEDGE RECEIPT OF NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS
2.	Ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm for 2013.

		FOR ☐ AGAINST ☐ ABSTAIN ☐			Date: _______________________, 2013

Signature

Signature
The Board of Directors recommends a vote “FOR” in Proposal 3.
NOTE: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.
3.	Adopt a non-binding advisory resolution approving the compensation of the named executive officers.
FOR ☐ AGAINST ☐ ABSTAIN ☐

If you plan to attend the meeting, please designate the number that will attend ☐

If this proxy is properly executed, then all shares represented hereby will be voted in accordance with the instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted “FOR ALL NOMINEES” with respect to Proposal 1, “FOR” the ratification of appointment of Stegman & Company with respect to Proposal 2, “FOR” the adoption of the resolution approving the compensation of the named executive officers with respect to Proposal 3, and in the discretion of the proxy holders as to any other matter that may properly come before the meeting as described in Proposal 4.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on April 24, 2013:

This form of Proxy, the related Proxy Statement, and Shore Bancshares, Inc.’s Annual Report to Stockholders (including its Annual Report on Form 10-K) are available at www.shbi.com